                                                                      Exhibit 15

               Letter Re: Unaudited Interim Financial Information


Aetna Inc.
Hartford, Connecticut

Ladies and Gentlemen:

Re:  Registration Statements No. 333-07169, 333-08427, 333-08429, 333-08431,
333-52321, 333-68881, 333-52321-01, 333-52321-02, 333-52321-03, 333-52321-04,
and 333-52321-05.

With respect to the Registration Statements filed by Aetna Inc. or its Subsidiaries, we acknowledge our awareness of the use therein of our report dated October 27, 1999, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                  /s/ KPMG LLP


Hartford, Connecticut
October 27, 1999